Exhibit 10.30

AMENDMENT NO. 1 TO

EXECUTIVE TRANSITION AND SEPARATION AGREEMENT

This Amendment No. 1 to Executive Transition and Separation Agreement (this “Agreement”), is entered into as of the date set forth on the signature page below (the “Execution Date”), by and between Vincent Milano (“You”) and Aceragen, Inc. (formerly known as Idera Pharmaceuticals, Inc.), a Delaware corporation (together with its wholly owned subsidiaries and affiliates, the “Company”). You and the Company are collectively referred to as the “Parties” throughout this Agreement.

BACKGROUND

WHEREAS, You and the Company are parties to that certain Executive Transition and Separation Agreement dated September 28, 2022 (the “Executive Services Agreement”) which set forth the terms and conditions of the termination of your employment with the Company, including the severance payable to you following the Termination Date and the Approval, each as defined in the Executive Services Agreement;

WHEREAS, Section 3(iii) of the Executive Services Agreement provides for severance payable following the Approval in the form of fully vested shares of common stock of the Company (“Common Stock”) equal to a number of shares, calculated by dividing $800,000 by the volume-weighted average price per share of Common Stock based on the twenty (20) trading days prior to the date of grant, rounded down to the nearest full share (the “Stock Consideration”) and the Stock Consideration was to be granted as soon as practicable, but in no event more than thirty (30) days, following the Approval; and

WHEREAS, the Parties desire to amend the Executive Services Agreement in certain respects as described herein.

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and of other good and valuable consideration, the sufficiency of which you acknowledge, and intending to be legally bound hereby, you and the Company agree as follows:

1.            Amendments. Section 3(iii) of the Executive Services Agreement shall be replaced in its entirety with the following:

“You will receive fully vested shares of common stock of the Company (“Common Stock”) equal to a number of shares, calculated by dividing $800,000 by the volume-weighted average price per share of Common Stock based on the twenty (20) trading days prior to the date of grant, rounded down to the nearest full share (the “Stock Consideration”). The Stock Consideration will be granted as soon as practicable following the date  the Company consummates an equity financing pursuant to which it sells shares of Common Stock in exchange for the payment of the purchase price of such stock in cash which results in net proceeds of at least five million dollars ($5,000,000) (the “Equity Financing Date”), but in no event later than the earlier of (i) thirty (30) days following the Equity Financing Date and (ii) June 30, 2023.

2.          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

3.          Counterparts. This Amendment may be executed in counterparts with the same effect as if both Parties had signed the same documents. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.

4.          Executive Services Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Executive Services Agreement shall remain in full force and effect. As amended hereby, the Executive Services Agreement is ratified and confirmed in all respects.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, you and the Company hereby execute the foregoing Amendment No. 1 to Executive Transition and Separation Agreement as of the Execution Date set forth below.

VINCENT MILANO		ACERAGEN, INC.

/s/ Vincent Milano		/s/ Bryant D. Lim
		By:	Bryant D. Lim
		Title:	Chief Business Officer and General Counsel

Date:	February 10, 2023	Date:	February 10, 2023

[Signature Page to Agreement]